Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports First Quarter 2006 Results

WEST CALDWELL, N.J., May 16, 2006: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the first quarter of 2006.

Sales for the first quarter of 2006 were $6,231,000, a 14.2 percent decrease compared to first quarter of 2005 sales of $7,258,000. The reduction in 2006 sales was due to lower orders placed in 2005 due to delays in expected satellite and defense programs. Sales for the first quarter of 2006 would have been favorably impacted by an additional $750,000 order, invoiced in March 2006 (and due for payment in May 2006), which the Company is holding in its own facility at the customer's specific instructions for shipment in June 2006. This order was completed and ready for shipment in March 2006 but cannot be recognized as a sale under applicable revenue recognition requirements until the order is actually shipped. The Company anticipates recognizing this order as revenue in the second quarter of 2006. Gross profit for the first quarter of 2006 was $2,401,000 or 38.5 percent of sales as compared to first quarter 2005 gross profit of $3,034,000 or 41.8 percent of sales. The decrease in gross margin percent in the first quarter of 2006 from the first quarter of 2005 was due to an increased percentage of lower margin product in the overall product mix.

Operating loss for the first quarter of 2006 was $(457,000) compared to operating income of $182,000 for the first quarter of 2005. Operating loss for the first quarter of 2006 was lower than in 2005 as a result of lower gross profit from the decrease in sales and included a non-cash charge of $44,000 for share-based compensation expense resulting from the adoption of SFAS No. 123R in the first quarter of 2006.

Net loss for the first quarter of 2006 was $(441,000) compared to net income of $84,000 for the first quarter of 2005. Net loss per share was $(.14) for the first quarter of 2006, compared to net income per share of $.03 reported for the first quarter of 2005. Net loss for the first quarter of 2006 included a non-cash charge of $44,000 or $.01 per share for share-based compensation expense resulting from the adoption of SFAS No. 123R. Net loss for the first quarter of 2006 also included a tax benefit of $35,000 or $.01 per share representing refundable Canadian provincial technology tax credits for which the Company has qualified and lower net interest expense. Net income for the first quarter of 2005 included a loss on the disposition of capital assets of $36,000 or $.01 per share.

The backlog at the end of the first quarter of 2006 was $10.8 million, a decrease of $2.3 million or approximately 17.4 percent compared to the backlog of $13.1 million at December 31, 2005 and a decrease of $3.0 million or 21.8 percent when compared to the backlog of $13.8 million at the end of the first quarter of 2005. Orders received during the first quarter of 2006 totaled $3.9 million and were approximately 36.7 percent below first quarter 2006 sales. The book-to-bill ratio for the first quarter of 2006 was 0.6 to 1 and for the first quarter 2005 was 1.1 to 1.

Chairman and CEO Mason N. Carter commented, ‘‘During the first quarter of 2006:

•	We completed our contractual commitment to ship Multi-Mix ® phase detector subsystem assemblies for a military defense application. This opportunity extended Multi-Mix® to a new level of competency and clearly demonstrated to our customer the unique value that Multi-Mix® can contribute to an engineering design.

•	Multi-Mix® WiMAX component orders increased.

•	Multi-Mix® infrastructure component orders to China also increased.

•	Received an additional order to custom design two additional Multi-Mix® parts for a Joint Tactical Radio System (JTRS) military customer.

•	Provided custom conventional technology quadrature hybrids on a critical military Satcom application.’’

Mr. Carter further commented, ‘‘We are excited about receiving a patent on our Multi-Mix® Resource Module that will be the foundation for redefining our business for high-power RF circuitry solutions to meet the growing demand for high-power integrated amplifiers and radio transceivers, phased-array radar transmitter elements, phase shifters, attenuators, mixers, modulators and high-power PIN diode switches. The Resource Module offers a very attractive value proposition that may provide enabling solutions to a variety of different commercial and military market applications.’’

Mr. Carter continued, ‘‘The Company will continue to focus its Multi-Mix® Microtechnology business strategy on development, manufacturing and marketing of the high power amplifier Multi-Mix® Resource Module and ancillary products. To support the Multi-Mix® initiative, the Company expects to make significant investments in additional technical designing and engineering personnel resources and additional assets and equipment. As a result of this increased investment in our technology, the lower level of certain traditional sales currently being experienced and anticipated and the adoption of the SFAS No. 123R accounting standard, the Company anticipates that operating income, net income and net income per share could be adversely affected during the remainder of 2006 and until our Multi-Mix® product line sales increase as anticipated.’’

Investors are invited to participate in the financial results conference call on Tuesday, May 16, 2006 at 4:15 p.m. (Eastern) by dialing 1-800-289-0493 (for International callers: 1-913-981-5510) ten minutes prior to the scheduled start time, and reference the Merrimac Industries first quarter 2006 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 6804700.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=33985

If you are unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 230 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging

Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the risk that the benefits expected from the Company’s acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations

	Quarter Ended (Unaudited)
	April 1, 2006	April 2, 2005
Net sales	$6,231,000	$7,258,000
Gross profit	2,401,000	3,034,000
Selling, general and administrative expenses	2,486,000	2,311,000
Research and development	372,000	541,000
Operating income (loss)	(457,000)	182,000
Interest and other expense, net	19,000	52,000
Loss on disposition of capital assets	—	36,000
Income (loss) before income taxes	(476,000)	94,000
Provision (benefit) for income taxes	(35,000)	10,000
Net income (loss)	(441,000)	84,000
Net income (loss) per common share — basic and diluted	$(.14)	$.03
Weighted average number of shares outstanding — basic	3,149,000	3,138,000
Weighted average number of shares outstanding — diluted	3,149,000	3,175,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	April 1, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,303,000	$4,081,000
Restricted cash	1,500,000	—
Income tax refunds receivable	419,000	418,000
Accounts receivable	5,405,000	5,310,000
Inventories	4,223,000	3,710,000
Other current assets	654,000	693,000
Deferred tax assets	140,000	140,000
Total current assets	15,644,000	14,352,000
Property, plant and equipment, net	13,934,000	13,973,000
Restricted cash	—	1,500,000
Other assets	634,000	614,000
Deferred tax assets	481,000	482,000
Goodwill	3,497,000	3,501,000
Total Assets	$34,190,000	$34,422,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current portion of long-term debt	$2,608,000	$908,000
Other current liabilities	3,772,000	3,590,000
Total current liabilities	6,380,000	4,498,000
Long-term debt, net of current portion	298,000	2,071,000
Deferred liabilities	17,000	23,000
Deferred tax liabilities	140,000	140,000
Total liabilities	6,835,000	6,732,000
Stockholders' equity	27,355,000	27,690,000
Total Liabilities and Stockholders' Equity	$34,190,000	$34,422,000